Exhibit 99.1

FOR IMMEDIATE RELEASE

Allos Therapeutics Receives FDA Approvable Letter for RSR13 (efaproxiral)

- Additional Clinical Data Requested to Support Approval -

WESTMINSTER, CO., June 2, 2004 — Allos Therapeutics, Inc. (Nasdaq: ALTH) announced today that it has received an “approvable” letter from the U.S. Food and Drug Administration (FDA) for its New Drug Application (NDA) for RSR13 (efaproxiral) for the treatment of patients with brain metastases originating from breast cancer.

In the letter, the FDA indicated that before the NDA may be approved, it will be necessary for Allos to complete its ongoing Phase III clinical trial of RSR13 in patients with brain metastases originating from breast cancer and submit the results as an NDA amendment for the FDA’s review.  The ongoing Phase III trial, called ENRICH (ENhancing Whole Brain Radiation Therapy In Patients with Breast Cancer and Hypoxic Brain Metastases), will seek to enroll approximately 360 patients at up to 50 cancer centers across North America. In the letter, the FDA stated, “if the study shows effectiveness in this population (increased survival) using the pre-specified analysis, and the study is otherwise satisfactory, we believe it would, together with the subset result in RT-009, support approval”.

No other specific deficiencies were noted in the approvable letter.  However, the FDA indicated that additional general comments from Clinical Pharmacology, Pharmacology/Toxicology and Chemistry would be forwarded separately.  The FDA also noted that it has not completed its inspection of the manufacturing and controls facilities listed in the NDA, which remains a prerequisite to approval of the NDA.

“We are pleased that the FDA has determined that RSR13 is approvable, assuming a favorable outcome of our ENRICH study,” said Michael Hart, President and Chief Executive Officer of Allos. “We remain focused on completing the enrollment of the ENRICH study as soon as possible, and will continue to work with the FDA with the goal of advancing RSR13 toward approval.”

About RSR13 (efaproxiral)

RSR13 (efaproxiral) is the first synthetic small molecule designed to sensitize hypoxic, or oxygen-deprived, areas of tumors prior to radiation therapy by facilitating the release of oxygen from hemoglobin, the oxygen-carrying protein contained within red blood cells, and increasing the level of oxygen in tumors. The presence of oxygen in tumors is an essential element for the effectiveness of radiation therapy in the treatment of cancer. By increasing tumor oxygenation at the time of treatment, we believe RSR13 (efaproxiral) has the potential to enhance the efficacy of standard radiation therapy.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. is a biopharmaceutical company focused on developing and commercializing innovative drugs for improving cancer treatments. The company’s lead clinical candidate, RSR13 (efaproxiral), is a synthetic small molecule that has the potential to sensitize hypoxic (oxygen deprived) tumor tissues and enhance the efficacy of standard radiation therapy.

In addition, Allos is developing PDX, an injectable small molecule chemotherapeutic agent that has an enhanced potency and toxicity profile relative to methotrexate and other dihydrofolate reductase, or DHFR, inhibitors. For more information, please visit the company’s web site at: www.allos.com.

This announcement contains forward-looking statements that involve risks and uncertainties. Future events may differ materially from those discussed herein due to a number of factors, including, but not limited to, risks and uncertainties related to the company’s ability to successfully complete the ENRICH trial on schedule and in accordance with regulatory requirements, the company’s ability to adequately demonstrate the safety and efficacy of RSR13 for the treatment of brain metastases from breast cancer or any other type of cancer, and the company’s ability to raise additional capital to support its operations, as well as other risks and uncertainties detailed from time to time in the company’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2003, as amended, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.  Results from earlier clinical trials are not necessarily predictive of future clinical results.  The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release.  All forward-looking statements are based on information currently available to the company on the date hereof, and the company assumes no responsibility to update such statements.

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For further information:

Fern Lazar,

Lazar Partners Ltd.

212 867-1762